Exhibit 10.40
PEROT SYSTEMS CORPORATION LETTERHEAD

Dear                                      :
     We are pleased to inform you that [the Human Resources and Compensation Committee of] the Company’s Board of Directors has approved a severance benefit program for you. The purpose of this letter agreement is to set forth the terms and conditions of your severance benefits and to explain certain limitations that may govern their overall value or payment date.
     Your severance package will become payable should your employment terminate under certain circumstances following the Company’s execution of a definitive agreement to effect a change in ownership or control of the Company. To understand the full scope of your benefits, you should familiarize yourself with the definitional provisions of Part One of this letter agreement. The benefits comprising your severance package are detailed in Part Two, and the terms and conditions of the special excise tax gross up to which you may become entitled are set forth in Part Three. Part Four deals with ancillary matters affecting your severance arrangement.
PART ONE — DEFINITIONS
     For purposes of this letter agreement, the following definitions will be in effect:
     Agreement means this letter agreement between you and the Company, as it may be amended from time to time in accordance with the applicable provisions of Part Four.
     Average Compensation means the average of your W-2 wages from the Company for the five (5) calendar years (or, if you have been employed by the Company for less than five (5) calendar years, such lesser period of time) completed immediately prior to the calendar year in which the Change in Control is effected. Any W-2 wages for a partial year of employment will be annualized, in accordance with the frequency which such wages are paid during such partial year, before inclusion in your Average Compensation.
     Award means any Cash Award, Option, RSU, Stock Appreciation Right or any other award granted to you in accordance with the terms of a Plan.
     Award Agreement means any instrument or agreement, in written or electronic form, between the Company and you evidencing the terms and conditions of an individual Award (subject to the terms and conditions of a Plan), which instrument may, but need not, be executed or acknowledged by you.

     Base Salary means the annual rate of base salary in effect for you immediately prior to the Change in Control or (if greater) the annual rate of base salary in effect at the time of your Involuntary Termination.
     Board means the Company’s Board of Directors.
     Cash Award means any cash awards granted to you pursuant to Section 13 of the Company’s 2001 Long Term Incentive Plan, as such Plan may be amended from time to time.
     Cash Award COC Payment means the portion of any Cash Award provided you under Part Two of this Agreement which is deemed to constitute a parachute payment within the meaning of Code Section 280G(b)(2) and the Treasury Regulations issued thereunder,
     Cause is defined on Exhibit A.
     Change in Control is defined on Exhibit B.
     Change in Control Severance Benefits means the various payments and benefits to which you may become entitled under Part Two of this Agreement upon your Involuntary Termination in connection with a Change in Control or upon any earlier termination of your employment by the Company during the Pre-Closing Period other than a Termination for Cause. Such Change in Control Severance Benefits may include one or more of the following: the accelerated vesting of your Options, Stock Appreciation Rights, Cash Awards and/or RSUs, a lump sum severance payment, a pro-rated bonus payment and continued health care coverage provided for you and your spouse and eligible dependents at the Company’s expense.
     COC Payment means (i) any Change in Control Severance Benefits provided you under Part Two of this Agreement which is deemed to constitute a parachute payment within the meaning of Code Section 280G(b)(2) and the Treasury Regulations issued thereunder, (ii) any Option COC Payment attributable to your Acquisition-Accelerated Options, and (iii) any RSU COC Payment attributable to your Acquisition-Accelerated RSUs.
     Code means the Internal Revenue Code of 1986, as amended.
     Common Stock means the Company’s common stock.
     Company means Perot Systems Corporation, a Delaware corporation, and any successor corporation, whether or not resulting from a Change in Control.
     Independent Auditors means the accounting firm serving as the Company’s independent certified public accountants immediately prior to the Change in Control; provided, however, that in the event such accounting firm also serves as the independent certified public accountants for the corporation or other entity effecting the Change in Control transaction with the Company or such accounting firm concludes that the services required of it hereunder would adversely affect its independent status under applicable accounting standards or the performance of such services would otherwise be in contravention of applicable law, then the Independent Auditors shall mean a nationally-recognized public accounting firm mutually acceptable to both you and the Company.
     Involuntary Termination means the termination of your employment by the Company without Cause or by you with Specified Reason during a Protection Period or a Pre-Closing Period.
     Option means any option granted you to purchase shares of Common Stock under any Plan or other arrangement which is outstanding at the time of a Change in Control (or if earlier, upon the Company’s termination of your employment during the Pre-Closing Period) or upon your Involuntary Termination following a Change in Control. Your Options will be divided into two (2) separate categories as follows:
          Acquisition-Accelerated Options: any outstanding Option (or installment thereof) which automatically accelerates, pursuant to the acceleration provisions of the agreement evidencing that Option or any other agreement, upon a Change in Control.
          Severance-Accelerated Options: any outstanding Option (or installment thereof) which, pursuant to Part Two of this Agreement, accelerates upon your Involuntary Termination following a Change in Control.
     Option COC Payment means, with respect to any Acquisition-Accelerated Option or any Severance-Accelerated Option, the portion of that Option deemed to be a parachute payment under Code Section 280G and the Treasury Regulations issued thereunder. The portion of such Option which is categorized as an Option COC Payment will be calculated in accordance with the valuation provisions established under Code Section 280G and the applicable Treasury Regulations.

     Other COC Payment means any payments in the nature of compensation (other than your Cash Award COC Payment, your Option COC Payment, your RSU COC Payment, your Stock Appreciation Right COC Payment and any other Change in Control Severance Benefits to which you become entitled under Part Two of this Agreement) which are made to you in connection with the Change in Control and which accordingly qualify as parachute payments within the meaning of Code Section 280G(b)(2) and the Treasury Regulations issued thereunder.
     Permissible COC Amount means a dollar amount equal to 2.99 times your Average Compensation.
     Person means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.
     Plan means (i) the Company’s 1991 Stock Option Plan, as amended or restated from time to time, (ii) the Company’s 2001 Long Term Incentive Plan, as amended or restated from time to time and (iii) any other stock incentive plan implemented or established by the Company.
     Pre-Closing Period means a period commencing with the Company’s execution of the definitive agreement for a Change in Control transaction and ending upon the earlier to occur of (i) the closing of the Change in Control contemplated by such definitive agreement, or (ii) the termination of such definitive agreement without the consummation of the contemplated Change in Control. In the event of competing or superseding offers that result in definitive agreements, each such agreement shall create a Pre-Closing Period.
     Present Value means the value, determined as of the date of the Change in Control, of any payment in the nature of compensation to which you become entitled in connection with the Change in Control or your subsequent Involuntary Termination, including (without limitation) the Option and RSU COC Payments attributable to your Severance-Acceleration Options and Severance-Acceleration RSUs and the additional Change in Control Severance Benefits to which you become entitled under Part Two of this Agreement. The Present Value of each such payment will be determined in accordance with the provisions of Code Section 280G(d)(4), utilizing a discount rate equal to one hundred twenty percent (120%) of the applicable Federal rate in effect at the time of such determination, compounded semi-annually to the effective date of the Change in Control.
     Protection Period means the period beginning on the date on which a Change in Control occurs and ending on the two year anniversary of such date or such earlier date as Participant’s employment with the Company terminates (other than an Involuntary Termination).
     RSU means any restricted stock unit granted to you under any Plan or other arrangement which is outstanding at the time of the Change in Control (or if earlier, upon the Company’s termination of your employment during the Pre-Closing Period) or upon your Involuntary Termination following a Change in Control.

          Acquisition-Accelerated RSUs: any outstanding RSU (or installment thereof) which automatically accelerates, pursuant to the acceleration provisions of the agreement evidencing that RSU or any other agreement, upon a Change in Control.
          Severance-Accelerated RSUs: any outstanding RSU (or installment thereof) which, pursuant to Part Two of this Agreement, accelerates upon the termination of your employment by the Company during the Pre-Closing Period for any reason other than a Termination for Cause or upon your Involuntary Termination following a Change in Control.
     RSU COC Payment means, with respect to any Acquisition-Accelerated RSU or any Severance-Accelerated RSU, the portion of that RSU deemed to be a parachute payment under Code Section 280G and the Treasury Regulations issued thereunder. The portion of such RSU which is categorized as a RSU COC Payment will be calculated in accordance with the valuation provisions established under Code Section 280G and the applicable Treasury Regulations.
     Specified Reason is defined on Exhibit C.
     Stock Appreciation Right means any stock appreciation right granted to you pursuant to Section 12 of the Company’s 2001 Long Term Incentive Plan (or under any Plan or other arrangement) which is outstanding at the time of a Change in Control (or if earlier, upon the Company’s termination of your employment during the Pre-Closing Period) or upon your Involuntary Termination following a Change in Control. Your Stock Appreciation Rights will be divided into two (2) separate categories as follows:
          Acquisition-Accelerated Stock Appreciation Rights: any outstanding Stock Appreciation Right (or installment thereof) which automatically accelerates, pursuant to the acceleration provisions of the agreement evidencing that Stock Appreciation Right or any other agreement, upon a Change in Control.
          Severance-Accelerated Stock Appreciation Rights: any outstanding Stock Appreciation Right (or installment thereof) which, pursuant to Part Two of this Agreement, accelerates upon your Involuntary Termination following a Change in Control.
     Stock Appreciation Right COC Payment means, with respect to any Acquisition-Accelerated Stock Appreciation Right or any Severance-Accelerated Stock Appreciation Right, the portion of that Stock Appreciation Right deemed to be a parachute payment under Code Section 280G and the Treasury Regulations issued thereunder. The portion of such Stock Appreciation Right which is categorized as a Stock Appreciation Right COC Payment will be calculated in accordance with the valuation provisions established under Code Section 280G and the applicable Treasury Regulations.
     Subsidiary means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

     Target Bonus means [___]% of Base Salary.
     Termination Date means December 31, 2007; provided, however, that the Termination Date shall automatically be extended to one or more successive one-year anniversaries of such date, unless the Company provides you with written notice of its decision not to extend the Termination Date at least one hundred eighty (180) days prior to the next scheduled Termination Date. In the event of such notice, this Agreement shall terminate on the next scheduled Termination Date, unless such date falls within a Pre-Closing Period or a Protection Period, in which case the Termination Date shall be the last day of the Pre-Closing Period (in the event that a Change in Control does not occur) or the last day of the Protection Period (if a Change in Control has occurred or does occur within the applicable Pre-Closing Period).
PART TWO — CHANGE IN CONTROL SEVERANCE BENEFITS
     Should your employment with the Company terminate by reason of an Involuntary Termination, then you will become entitled to receive the applicable Change in Control Severance Benefits provided under this Part Two, provided you execute and deliver to the Company a general release (substantially in the form of attached Exhibit D) which becomes effective under applicable law and pursuant to which you release the Company and its officers, directors, stockholders, employees and agents from any and all claims you may otherwise have with respect to the terms and conditions of your employment with the Company and the termination of that employment. In no event, however, shall such release cover any claims, causes of action, suits, demands or other obligations or liabilities relating to:
          (a) any payments, benefits or indemnification to which you are or become entitled pursuant to the provisions of this Agreement (including, without limitation, the severance benefits provided under this Part Two, the special tax gross up payment to which you may become entitled under Part Three and the continued indemnification coverage to which you are entitled under Paragraph 2 of Part Four of this Agreement); and
          (b) any claims for workers’ compensation benefits under any of the Company’s workers’ compensation insurance policy or fund.
     The Change in Control Severance Benefits provided under this Part Two shall be in lieu of any other severance benefits to which you might otherwise become entitled under any other severance plan, program or arrangement of the Company upon an Involuntary Termination, except for severance benefits granted after the Change in Control.

     1. Accelerated Vesting.
          (a) Each outstanding Option or Stock Appreciation Right which you hold at the time of your Involuntary Termination, to the extent that Option or Stock Appreciation Right is not otherwise exercisable for all the shares of Common Stock or other securities at the time subject to that Option or Stock Appreciation Right, will immediately vest and become exercisable as to all the shares subject to such Option or Stock Appreciation Right and may be exercised as to any or all of those shares as fully vested shares. Each such accelerated Option or Stock Appreciation Right will remain so exercisable until the earlier of (i) the expiration of the Option or Stock Appreciation Right or (ii) the post-service exercise period specified in the Award Agreement evidencing such Option or Stock Appreciation Right. Any Options and Stock Appreciation Rights not exercised prior to the expiration of the applicable post-service exercise period will terminate and cease to be exercisable.
          (b) Subject to Part Four, each outstanding RSU which you hold at the time of your Involuntary Termination, to the extent that RSU is not otherwise payable will immediately vest and be paid to you as soon as administratively practicable following the date of your Involuntary Termination.
          (c) Each outstanding Cash Award which you hold at the time of your Involuntary Termination, to the extent that Cash Award is not otherwise at that time vested and exercisable or due and payable for the entire amount of the cash subject to such Cash Award, will immediately vest and become exercisable and/or due and payable for the entire amount of the Cash Award.
          (d) Notwithstanding the foregoing provisions of this Section, the accelerated vesting or payment of an outstanding Award hereunder shall be limited to the extent (if any) necessary to avoid contravention of any applicable requirements of Code Section 409A or any prohibited distribution under Code Section 409A(a)(2). In such event, payment of each affected Award shall be made as soon as administratively practicable following the first date such payment can be made in compliance with Code Section 409A.

     2. Severance Payment.
          (a) Subject to Part Four, in the event your employment terminates pursuant to an Involuntary Termination that occurs during the Protected Period, the Company will make a lump-sum cash severance payment to you as soon as administratively practicable following the date of your Involuntary Termination in an amount equal to two (2) times the sum of your annual rate of Base Salary and Target Bonus (the “Severance Payment”).
          The Severance Payment shall be subject to the Company’s collection of all applicable withholding taxes, and you will only be paid the amount remaining after such withholding taxes have been collected.
          (b) Subject to Part Four, in the event your employment terminates pursuant to an Involuntary Termination that occurs during the Pre-Closing Period, you will become entitled to the Severance Payment upon the closing of the Change in Control, provided and only if that Change in Control is in fact consummated prior to the expiration of the Pre-Closing Period. The Company will make such lump-sum cash Severance Payment to you as soon as administratively practicable following the effective date of the Change in Control. The Severance Payment shall be subject to the Company’s collection of all applicable withholding taxes, and you will only be paid the amount remaining after such withholding taxes have been collected. In no event, however, will you become entitled to all or any portion of the Severance Payment if the Change in Control is not consummated prior to the expiration of the Pre-Closing Period.
     3. Pro-Rated Target Bonus.
          (a) In the event your employment terminates pursuant to an Involuntary Termination that occurs during the Protected Period, the Company will make an additional lump-sum cash severance payment (the “Pro-Rated Bonus”) to you equal to the dollar amount obtained by multiplying one-twelfth (1/12th) of the annual Target Bonus in effect for you for the year of your Involuntary Termination by the number of full or partial months of employment which you complete with the Company in that year. Subject to Part Four, the payment of your Pro-Rated Bonus shall be made as soon as administratively practicable following the date of your Involuntary Termination. The payment shall be subject to the Company’s collection of all applicable withholding taxes, and you will only be paid the amount remaining after such withholding taxes have been collected.
          (b) In the event your employment terminates pursuant to an Involuntary Termination that occurs during the Pre-Closing Period, you will subsequently become entitled to the Pro-Rated Bonus upon the closing of the Change in Control, provided and only if that Change in Control is in fact consummated prior to the expiration of the Pre-Closing Period. Subject to Part Four, the Company will pay the Pro-Rated Bonus to you in a lump-sum as soon as administratively practicable following the effective date of the Change in Control. The payment shall be subject to the Company’s collection of all applicable withholding taxes, and you will only be paid the amount remaining after such withholding taxes have been collected. In no event, however, will you become entitled to all or any portion of the Pro-Rated Bonus if the Change in Control is not consummated prior to the expiration of the Pre-Closing Period.
     4. Continued Health Care Coverage.
     Should you elect under Code Section 4980B to continue health care coverage under the Company’s group health plan for yourself, your spouse and your eligible dependents following your Involuntary Termination and pay the Company monthly an amount equal to your monthly employee contribution for health care coverage prior to your Involuntary Termination, then the Company shall provide such continued health care coverage for you and your spouse and other eligible dependents. Such health care coverage, partially funded by the Company shall continue until the earliest of (i) the expiration of the six (6) month period measured from the date of your Involuntary Termination, (ii) the first date you are covered under another employer’s heath benefit program which provides substantially the same level of benefits without exclusion for pre-existing medical conditions, (iii) the date the definitive agreement for the Change in Control is terminated without consummation of that Change in Control during the Pre-Closing Period, or (iv) the date you discontinue any payments you are required to make to continue health care coverage. Should the Company’s provision of such continued health care coverage result in the recognition of taxable income (whether for federal, state or local income tax purposes) by you or your spouse or other eligible dependent, then each of you will be responsible for the payment of the income and employment tax liability resulting from such coverage, and the Company will not provide any tax gross-up payments to you (or any other Person) with respect to such income and employment tax liability. To the extent you are subject to the delayed benefit commencement provisions of Paragraph 1 of Part Four, you shall directly pay for the health care coverage provided hereunder with your own funds, and at the end of delayed commencement period, the Company shall promptly reimburse you with a lump sum cash payment equal to the cost you incurred for the such health care coverage for that period.
     5. Cancellation of Buy Back and Repayment of Profits Provisions.
     Upon the occurrence of a Change in Control, the provisions of Section 8 of each Nonstatutory Stock Option Agreement you hold under the Company’s 2001 Long Term Incentive Plan, Section 8 of each Restricted Stock Unit Agreement you hold under the Company’s 2001 Long-Term Incentive Plan, Section 4(b)-(c) of each Stock Option Agreement you hold under the Company’s 1991 Stock Option Plan, or any similar provisions of any other Plan, Award Agreement or any other arrangement to which you are party relating to the Company’s rights to (i) cancel any Award granted to you, (ii) buy back Common Stock issued to you upon your exercise of an Award and/or (iii) require repayment with respect to certain proceeds received from the sale of any Common Stock issued to you upon your exercise of an Award, shall be deemed to be cancelled and deleted from such documents and shall be of no further force and effect.

PART THREE — SPECIAL TAX PAYMENT
     1. Special Tax Gross-Up. In the event that (i) one or more of the Acquisition-Accelerated Options, Stock Appreciation Rights or RSUs, any Cash Awards or any of the Change in Control Severance Payments to which you become entitled under Part Two of this Agreement or any Other COC Payments are deemed, in the opinion of the Independent Auditors or by the Internal Revenue Service, to constitute an excess parachute payment under Code Section 280(G) and (ii) it is determined that the aggregate Present Value (measured as of the Change in Control) of the COC Payment attributable to those Change in Control Severance Payments, the Option COC Payment attributable to your Acquisition-Accelerated Options, the RSU COC Payment attributable to your Acquisition-Accelerated RSUs, the Stock Appreciation Right COC Payment attributable to your Acquisition-Accelerated Stock Appreciation Rights, your Cash Award COC Payment (to the extent not otherwise included in the COC Payment attributable to your Change in Control Severance Payments) and any Other COC Payments to which you are entitled exceeds one hundred ten percent (110%) of the Permissible COC Amount, then you shall be entitled to receive from the Company one or more additional payments (collectively, the “Gross-Up Payment”) in an aggregate dollar amount determined pursuant to the following formula, provided and only if the general release required of you pursuant to the provisions of Part Two has become effective:
X = Y ÷ [1 — (A + B + C)], where
X is the aggregate dollar payment of the Gross-up Payment.
Y is the total excise tax, together with all applicable interest and penalties (collectively, the “Excise Tax”), imposed on you pursuant to Code Section 4999 (or any successor provision) with respect to the excess parachute payment attributable to (i) one or more of the Change in Control Severance Payments provided you under Part Two of this Agreement, (ii) your Acquisition-Acceleration Options and RSUs and (iii) any Other COC Payments.
A is the Excise Tax rate in effect under Code Section 4999 for such excess parachute payment,
B is the highest combined marginal federal income and applicable state income tax rate in effect for you for the applicable calendar year in which the Gross-Up Payment is made, determined after taking into account the deductibility of state income taxes against federal income taxes to the extent actually allowable for that calendar year, and
C is the applicable Hospital Insurance (Medicare) Tax Rate in effect for you for the applicable calendar year in which the Gross-Up Payment is made.
     Should the aggregate Present Value (measured as of the Change in Control) of the COC Payment attributable to your Change in Control Severance Payments, the COC Payment attributable to your Acquisition-Accelerated Options, RSUs and Stock Appreciation Rights, the COC Payment attributable to your Cash Awards (to the extent not otherwise included in the COC Payment attributable to your Change in Control Severance Payments) and any Other COC Payments to which you become entitled not exceed one hundred ten percent (110%) of the

Permissible COC Amount, then no Gross-Up Payment shall be made under this Part Three, and the Change in Control Severance Payments shall instead be subject to reduction in accordance with the benefit limitation provisions of Appendix I to this Agreement.
     2. Determination Procedures. All determinations required to be made under this Part Three shall be made by the Independent Auditors in accordance with the following procedures:
          (a) If your Involuntary Termination occurs during the Pre-Closing Period, then within ten (10) business days after the closing of the Change in Control, the Independent Auditors shall provide both you and the Company with a written determination of the COC Payments attributable to your Acquisition-Accelerated Options, Acquisition-Accelerated RSUs and Acquisition-Accelerated Stock Appreciation Rights (if any), the COC Payment attributable to your Change in Control Severance Payments under Part Two, the COC Payment attributable to your Cash Award (to the extent not otherwise included in the COC Payment attributable to your Change in Control Severance Payments) and any Other COC Payment to which you are entitled, together with detailed supporting calculations with respect to the Gross-Up Payment due you by reason of those various COC Payments. Except to the extent the deferred payment provisions set forth in Paragraph 1 of Part Four are applicable to your Gross-Up Payment, the Company shall pay the resulting Gross-Up Payment to you within three (3) business days after receipt of such determination.
          (b) In the event your Involuntary Termination occurs during the Protection Period, then the following determination procedures shall be in effect:
          Within ten (10) business days after the closing of the Change in Control, the Independent Auditors shall provide both you and the Company with a written determination of the COC Payment attributable to your Acquisition-Accelerated Options, Acquisition-Accelerated RSUs and Acquisition-Accelerated Stock Appreciation Rights (if any), together with detailed supporting calculations with respect to the Gross-Up Payment due you by reason of that COC Payment. The Company shall pay the resulting Gross-Up Payment to you within three (3) business days after receipt of such determination.
          Within ten (10) business days after the date of your Involuntary Termination, the Independent Auditors shall provide both you and the Company with a written determination of the COC Payments attributable to any Change in Control Severance Payments, the COC Payment attributable to your Cash Award (to the extent not otherwise included in your COC Payment attributable to your Change in Control Severance Payments) or Other COC Payment to which you are entitled, together with detailed supporting calculations with respect to the Gross-Up Payment due you by reason of those COC Payments. Except to the extent the deferred payment provisions set forth in Paragraph 1 of Part Four are applicable to your Gross-Up Payment, the Company shall pay the resulting Gross-Up Payment to you within three (3) business days after receipt of such determination or (if later) contemporaneously with the Change in Control Severance Payment or Other COC Payment triggering such Gross-Up Payment.

          (c) In the event the Treasury Regulations under Code Section 280G (or applicable judicial decisions) specifically address the status of any Change in Control Severance Payment or Other COC Payment or the method of valuation therefor, the characterization afforded to such payment by the Regulations (or such decisions) shall, together with the applicable valuation methodology, be controlling. All other determinations by the Independent Auditors shall be made on the basis of “substantial authority” (within the meaning of Section 6662 of the Code).
          (d) Both you and the Company shall provide the Independent Auditors with access to and copies of any books, records and documents in your or its possession which may be reasonably requested by the Independent Auditors and shall otherwise cooperate with the Independent Auditors in connection with the preparation and issuance of the determinations contemplated by this Part Three.
          (e) All fees and expenses of the Independent Auditors and the appraisers shall be borne solely by the Company, and to the extent those fees or expenses are treated as a COC Payment, they shall be taken into account in the calculation of the Gross-Up Payment to which you are entitled under this Part Three.
     3. Additional Claims. You shall provide written notification to the Company of any claim made by the Internal Revenue Service which would, if successful, require the payment by the Company of an additional Gross-Up Payment. Such notification shall be given as soon as practicable after you are informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which such notice is given to the Company (or such shorter period ending on the date that any payment of taxes, interest and/or penalties with respect to such claim is due). Prior to the expiration of such thirty (30) day or shorter period, the Company shall ether (i) pay you the additional Gross-Up Payment attributable to the Internal Revenue Service claim or (ii) provide written notice to you that the Company shall contest the claim on your behalf. In the event, the Company provides you with such written notice, you shall:
          (a) provide the Company with any information reasonably requested by the Company relating to such claim;
          (b) take such action in connection with contesting such claim as the Company may reasonably request in writing from time to time, including (without limitation) accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and reasonably satisfactory to you, with the fees and expenses of such attorney to be the sole responsibility of the Company without any tax implications to you in accordance with the same tax indemnity/gross-up arrangement as in effect under subparagraph (d) below;

          (c) cooperate with the Company in good faith in order to effectively contest such claim; and
          (d) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all additional Excise Taxes imposed upon you and all costs, legal fees and other expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify you for and hold you harmless from, on an after-tax basis, any additional Excise Tax (including interest and penalties) imposed upon you and any Excise Tax or income or employment tax (including interest and penalties) attributable to the Company’s payment of that additional Excise Tax on your behalf or imposed as a result of such representation and payment of all related costs, legal fees and expenses. The amounts owed to you by reason of the foregoing shall be paid to you or on your behalf as they become due and payable. Without limiting the foregoing provisions of this subparagraph (d), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at the Company’s sole option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you shall prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that should the Company direct you to pay such claim and sue for a refund, the Company shall advance the amount of such payment to you, on an interest-free basis, and shall indemnify you for and hold him harmless from, on an after-tax basis, any Excise Tax or income or employment tax (including interest or penalties) imposed with respect to such advance or with respect to any imputed income with respect to such advance or any income resulting from the Company’s forgiveness of such advance; provided, further, that the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
PART FOUR — MISCELLANEOUS
     1. Delayed Commencement of Benefits. Notwithstanding any provision to the contrary in this Agreement, no Severance Payment, Pro-Rated Bonus and no Company-paid health care coverage to which you otherwise become entitled under Part Two of this Agreement or any Gross-Up Payment to which you may become entitled under Part Three or any Cash or other Award subject to Code Section 409A which would otherwise become payable to distributable to you under Part Two of this Agreement shall be made, paid or provided to you prior to the earlier of (i) the expiration of the six (6) month period measured from the date of your “separation from service” with the Company (as such term is defined in Treasury Regulations issued under Code Section 409A) or (ii) the date of your death, if you are deemed at the time of such separation from service to be a “key employee” within the meaning of that term under Code Section 416(i) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments and benefits deferred pursuant to this Paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. You shall be entitled to interest on the deferred benefits and payments for the period the commencement of those benefits and payments is delayed by reason of Code Section 409A(a)(2), with such interest to accrue at the prime rate in effect from time to time during that period and to be paid in a lump sum upon the expiration of the deferral period.
     2. Continued Indemnification. The indemnification provisions for Officers and Directors under the Company’s bylaws, the Directors and Officers Liability Insurance Policy (if any) and any Indemnification Agreement between you and the Company shall (to the maximum extent permitted by law) be extended to you during the period following your resignation or termination of employment for any reason (other than a Termination for Cause), whether or not in connection with a Change in Control, with respect to all matters, events or transactions occurring or effected during your period of employment with the Company.
     3. Deferred Compensation. To the extent you participate in any deferred compensation arrangements with the Company which are subject to Code Section 409A, the payment provisions in effect for that deferred compensation shall continue in effect, and nothing in this Agreement shall be deemed to modify, revise or otherwise alter those payment provisions.
     4. No Mitigation Duty. The Company shall not be entitled to set off any of the following amounts against the Change in Control Severance Benefits to which you may become entitled under Part Two of this Agreement: (i) any amounts which you may subsequently earn through other employment or service following your termination of employment with the Company or (ii) any amounts which you might have potentially earned in other employment or service had you sought such other employment or service.
     5. Death. Should you die before your receive the full amount of payments and benefits to which you may become entitled under this Agreement, then the balance of such payments shall be made, on the due dates hereunder had you survived, to the executors or administrators of your estate. Should you die before you exercise all your outstanding Options as accelerated hereunder, then such Options may be exercised, within the applicable exercise period following your death, by the executors or administrators of your estate or by the Persons to whom those Options are transferred pursuant to your will or in accordance wit the laws of inheritance. In no event, however, may any such Option be exercised after the specified expiration date of the option term.
     6. Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, (i) the Company and its successors and assigns, including any successor entity by merger, consolidation or transfer of all or substantially all of the

Company’s assets (whether or not such transaction constitutes a Change in Control), and (ii) you, the personal representative of your estate and your heirs and legatees.
     7. General Creditor Status. The benefits to which you may become entitled under Part Two of this Agreement shall be paid, when due, from the Company’s general assets. No trust fund, escrow arrangement or other segregated account shall be established as a funding vehicle for such payments. Your right (or the right of the executors or administrators of your estate) to receive such benefits shall at all times be that of a general creditor of the Company and shall have no priority over the claims of other general creditors.
     8. Amendment and Termination.
          (a) This Agreement may only be amended by written instrument signed by you and an authorized officer of the Company. This Agreement shall remain in effect through December 31, 2007 and shall be subject to one or more successive one-year automatic renewals in accordance with the provisions of the Termination Date definition in Part One.
          (b) This Agreement may not be terminated during a Pre-Closing Period or a Protection Period that begins prior to what would otherwise be a Termination Date, and no subsequent termination of this Agreement shall adversely affect your right to receive any benefits to which you may have previously become entitled hereunder in connection with your Involuntary Termination.
     9. Termination for Cause/Resignation. In the event of your Termination for Cause or your resignation under circumstances which would otherwise constitute grounds for a Termination for Cause, the Company will only be required to pay you (i) any unpaid compensation earned for services previously rendered through the date of such termination and (ii) any accrued but unpaid vacation benefits or sick days, and no benefits will be payable to you under Part Two of this Agreement.
     10. Governing Law/Other Agreements. This Agreement is to be construed and interpreted under the laws of the State of Delaware. This Agreement supersedes all prior agreements between you and the Company relating to the subject of severance benefits payable upon a change in control or ownership of the Company, and you will not be entitled to any other severance benefits upon such a termination other than those that are provided in this Agreement.
     11. At Will Employment. Nothing in this Agreement is intended to provide you with any right to continue in the employ of the Company (or any Subsidiary) for any period of specific duration or interfere with or otherwise restrict in any way your rights or the rights of the Company (or any Subsidiary), which rights are hereby expressly reserved by each, to terminate your employment at any time and for any reason, with or without cause.
     12. Arbitration. Any controversy or dispute arising out of or relating to this Agreement shall be settled by arbitration in accordance with the Employment Dispute Resolution

Rules of the American Arbitration Association (or such other rules as may be agreed upon by both you and the Company). The arbitration shall be held in Dallas County in the State of Texas, and any court having jurisdiction thereof may enter judgment upon the award rendered by the arbitrator(s). Such award shall be binding and conclusive upon the parties
     Please indicate your agreement with the foregoing terms and conditions of your change in control severance package by signing the Acceptance section of the enclosed copy of this letter and returning it to the Company.

Very truly yours, PEROT SYSTEMS CORPORATION
By:

Title:

ACCEPTANCE
     I hereby agree to all the terms and provisions of the foregoing Agreement governing the special benefits to which I may become entitled in the event my employment should terminate under certain prescribed circumstances in connection with a substantial change in control or ownership of the Company.

Signature:

Dated:

Address

APPENDIX I
BENEFIT LIMIT
1. Benefit Limit. Should it be determined that the aggregate Present Value (measured as of the Change in Control) of the COC Payment attributable to the Change in Control Severance Payments, the Option COC Payment attributable to your Acquisition-Accelerated Options, the RSU COC Payment attributable to your Acquisition-Accelerated RSUs, the Stock Appreciation Right COC Payment attributable to your Acquisition-Accelerated Stock Appreciation Rights and your Cash Award COC Payment (to the extent not otherwise included in the COC Payment attributable to your Change in Control Severance Payments), when added to the Present Value of any Other COC Payment to which you may be entitled, does not exceed one hundred ten percent (110%) of the Permissible COC Amount, then no Gross-Up Payment shall be made to you under Part Three of the Agreement. Instead, the limitations set forth in this Appendix I to the Agreement shall apply. Accordingly, the amount of the Change in Control Severance Payments otherwise due you under Part Three of the Agreement shall be reduced to the extent necessary to assure that the aggregate Present Value of the COC Payment attributable to your Change in Control Severance Payments, the Option COC Payment attributable to your Acquisition-Accelerated Options, the RSU COC Payment attributable to your Acquisition-Accelerated RSUs, the Stock Appreciation Right COC Payment attributable to your Acquisition-Accelerated Stock Appreciation Rights, your Cash Award COC Payment (to the extent not otherwise included in the COC Payment attributable to your Change in Control Severance Payments) and any Other COC Payments to which you may be entitled does not exceed the greater of the following dollar amounts (the “Benefit Limit”)
     (a) the Permissible COC Amount, or
     (b) the amount which yields you the greatest after-tax amount of benefits under Part Two of the Agreement after taking into account any excise tax imposed under Code Section 4999 on the COC Payment attributable to the Change in Control Severance Payments which are provided you under Part Two, the Option COC Payment attributable to your Acquisition-Accelerated Options, the RSU COC Payment attributable to your Acquisition-Accelerated RSUs, the Stock Appreciation Right COC Payment attributable to your Acquisition-Accelerated Stock Appreciation Rights, your Cash Award COC Payment (to the extent not otherwise included in the COC Payment attributable to your Change in Control Severance Payments) or any Other COC Payments to which you are entitled.
2.	Benefit Reduction.
     (a) To the extent the aggregate Present Value, measured as of the Change in Control, of (i) the Option, RSU and Stock Appreciation Right COC Payments attributable to your Acquisition-Accelerated and Severance-Accelerated Options, RSUs and Stock Appreciation Rights (or installments thereof) plus (ii) the COC Payment attributable to your other Change in Control Severance Benefits under Part Two of the Agreement plus (iii) your Cash Award COC Payment (to the extent not otherwise included in the COC Payment attributable to your Change in Control Severance Payments)would, when added to the Present Value of all of your Other
Appendix I – Page 1

COC Payments, exceed the Benefit Limit, then the following reductions shall be made to the Change in Control Severance Benefits to which you are otherwise entitled under Part Two of this Agreement and your Acquisition-Accelerated Options and RSUs, to the extent necessary to assure that such Benefit Limit is not exceeded:
     first, the dollar amount of the Severance Payment to which you would otherwise be entitled shall be reduced, next, the dollar amount of the Pro-Rated Bonus to which you would otherwise be entitled shall be reduced, next, your RSUs which would otherwise be payable shall be reduced (based on the amount of RSU COC Payment attributable to such RSUs), with the actual RSUs to be so reduced to be determined by you, next, your Cash Awards which would otherwise be payable shall be reduced (based on the amount of the Cash Award COC Payment attributable to such Cash Awards), with the actual Cash Awards to be so reduced to be determined by you, and then the number of shares as to which Acquisition-Accelerated and Severance-Accelerated Options and Stock Appreciation Rights would otherwise be exercisable shall be reduced (based on the amount of the Option COC Payment attributable to each such Option and the Stock Appreciation Right COC Payment attributable to each such Stock Appreciation Right) to the extent necessary to eliminate such excess, with the actual Options and Stock Appreciation Rights to be so reduced to be determined by you.
     (b) In the event your Involuntary Termination occurs during the Pre-Closing Period, the Benefit Limit shall be calculated in good faith first at the time of such termination, with such calculation to be based upon the probability of the consummation of the contemplated Change in Control within the Pre-Closing Period, and any benefit reduction required by Paragraph 2 above on the basis of such good-faith calculation shall be applied at that time. The Benefit Limit shall be recalculated in accordance with this Appendix I as soon as administratively practicable following the expiration of the Pre-Closing Period. To the extent any Options or RSUs are reduced and terminated in connection with the initial calculation made at the time of your termination of employment, those Options and RSUs will not be subsequently restored in connection with the re-calculation of the Benefit Limit following the expiration of the Pre-Closing Period, even if those terminated Options and RSUs could have otherwise fallen within the Benefit Limit as so re-calculated.
3. Resolution Procedures. In the event there is any disagreement between you and the Company as to whether one or more payments to which you become entitled in connection with the Change in Control or your subsequent Involuntary Termination constitute COC Payments, Option COC Payments, RSU COC Payments, Stock Appreciation Right COC Payments, Cash
Appendix I – Page 2

Award COC Payments or Other COC Payments or as to the determination of the Present Value thereof, such dispute will be resolved in accordance with as follows:
     (a) In the event the Treasury Regulations under Code Section 280G (or applicable judicial decisions) specifically address the status of any such payment or the method of valuation therefor, the characterization afforded to such payment by the Regulations (or such decisions) will, together with the applicable valuation methodology, be controlling.
     (b) In the event Treasury Regulations (or applicable judicial decisions) do not address the status of any payment in dispute, the matter will be submitted for resolution to the Independent Auditors. The resolution reached by the Independent Auditors will be final and controlling; provided, however, that if in the judgment of the Independent Auditors, the status of the payment in dispute can be resolved through the obtainment of a private letter ruling from the Internal Revenue Service, a formal and proper request for such ruling will be prepared and submitted by the Independent Auditors, and the determination made by the Internal Revenue Service in the issued ruling will be controlling. All expenses incurred in connection with the retention of the Independent Auditors and (if applicable) the preparation and submission of the ruling request shall be shared equally by you and the Company.
     (c) In the event Treasury Regulations (or applicable judicial decisions) do not address the appropriate valuation methodology for any payment in dispute, the Present Value thereof will, at the Independent Auditor’s election, be determined through an independent third-party appraisal, and the expenses incurred in obtaining such appraisal shall be shared equally by you and the Company.
Appendix I – Page 3

EXHIBIT A
CAUSE
     Cause means you have:
(a)	participated in fraud, embezzlement or another act of material misconduct involving the Company, which has resulted in significant harm to the Company;

(b)	admitted, confessed or entered a plea bargain or a plea of nolo contendere to, or been convicted of, a crime constituting a felony (or its equivalent) under the laws of any jurisdiction in which the Company or any applicable Affiliate conducts its business or any crime involving moral turpitude or dishonesty; or

(c)	willfully and continually failed to perform substantially the appropriate duties of your position with the Company (other than any such failure resulting from your physical or mental illness, incapacity or disability), for a period of at least 14 days after a written demand for substantial performance is delivered to you by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or the Chief Executive Officer believes that you have not substantially performed your duties; provided that, in the event that you have not commenced to perform substantially the duties of your position during such 14-day grace period after written demand is made by the Company, the Company may not terminate you for Cause except in accordance with the procedures set forth below. In no event shall an event that would constitute Specified Reason be considered the failure to perform substantially the appropriate duties of your position with the Company.
     For purposes of the definition of Cause, no act or failure to act on your part shall be considered “willful” unless it is done, or omitted to be done, by you intentionally, not in good faith and without reasonable belief that your action or omission was in the best interests of the Company.
     Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or, if applicable, upon the instructions of the Chief Executive Officer or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company. The termination of your employment shall not be deemed to be for Cause unless and until, following the expiration of the 14-day grace period set forth above, there shall have been delivered to you a copy of a resolution of the Board (or, if the Company is a Subsidiary of a publicly traded corporation, the board of directors of such publicly traded corporation), duly adopted by the affirmative vote of not less than 66-2/3% of the entire membership of the applicable board of directors (excluding you if you are a member of such board of directors) at a meeting of such board of directors called and held for such purpose (after reasonable notice is provided to you and you are given an opportunity, together with counsel, to be heard before such board of directors), finding that, in the good faith opinion of such board of directors, you have engaged in conduct which would constitute Cause under any of paragraphs (a) through (c) above and specifying the particulars thereof in detail.
Exhibit A – Page 1

     For purposes of this Exhibit A, “Affiliate” means an entity with whom the Company would be considered a single employer under Code Sections 414(b) or 414(c); provided, however, that for purposes of determining a controlled group of corporations under Code Section 414(b) and of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c), the phrase “at least 50% shall be substituted for the phrase “at least 80%” everywhere it appears in Code Sections 1563(a)(1), (2) and (3) and in treasury regulation 1.414(c)-2. In addition, where the use of Common Stock for a stock grant under this Plan is based upon legitimate business criteria, the phrase “at least 20% shall be substituted in each place noted above. The Administrator may designate a different permissible ownership threshold percentage, but such percentage may not be made effective for at least 12 months after adoption of such change and the same designation must apply to all compensatory stock plans of the Company subject to Code Section 409A.
Exhibit A – Page 2

EXHIBIT B
CHANGE IN CONTROL
     Change in Control means the happening of any of the events described in paragraphs (a) through (d) below:
(a)	the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (1) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this paragraph (a), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company; (B) any acquisition by the Company or a Subsidiary of the Company; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or a Subsidiary of the Company; (D) any acquisition by any Perot Stockholder; (E) any acquisition by any entity pursuant to a transaction that complies with clauses (1), (2) and (3) of paragraph (c) of this definition; or (F) in respect of any outstanding Awards held by you, any acquisition by you or any group of Persons including you (or any entity controlled by you or any group of Persons including you);
(b)	individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of a majority of the directors then comprising the Incumbent Board (either by specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board until 24 months after such initial assumption of office;
(c)	consummation by the Company of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination:
Exhibit B – Page 1

1.	the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to the consummation of such Business Combination (or, if applicable, the stock into which the Outstanding Company Common Stock and Outstanding Company Voting Securities are converted pursuant to such Business Combination) represents more than 60% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation or other entity resulting from such Business Combination (including without limitation a corporation or other entity that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be;

2.	no Person (excluding the Company, a Subsidiary of the Company, any corporation or other entity resulting from a Business Combination or any employee benefit plan (or related trust) thereof or a Perot Stockholder) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock of the corporation or other entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors of such corporation or entity, except to the extent that such ownership existed prior to the Business Combination; and

3.	at least a majority of the members of the board of directors of the corporation or other entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
(d)	approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
     For purposes of this Exhibit B, “Perot Stockholder” means Ross Perot, Ross Perot, Jr., HWGA, Ltd. or any of their respective Affiliates and Associates (within the meaning of Rule 12b-2 of the Exchange Act).
Exhibit B – Page 2

EXHIBIT C
SPECIFIED REASON
     Specified Reason means:
(a)	the assignment to you of duties inconsistent, in any materially adverse manner, with your position (including offices, titles and reporting requirements), authority, duties and responsibilities with the Company immediately prior to the Change in Control (other than as a result of a promotion or advancement); a material reduction in the nature or scope of the authority, functions or duties attached to the position that you held immediately prior to the Change in Control (including, without limitation, as a result of you ceasing to hold a comparable executive office in a publicly traded corporation); a material change in your reporting responsibilities (other than as a result of a promotion or advancement); or you are removed from, or there is a failure to re-elect you to, any position with the Company that you held immediately prior to the Change in Control, except in connection with a promotion or advancement or the termination of your employment due to Cause, long-term disability, Retirement or death;

(b)	the reduction of your Base Salary, unless such reduction is part of an across-the-board reduction of no more than 10% in compensation of all executive officers of the Company (and, if the Company is a Subsidiary of a publicly traded corporation, all executive officers of such publicly traded corporation);

(c)	any reduction in your maximum bonus or incentive compensation potential (including any material adverse change in the formula or metrics used to compute whether such bonus or incentive compensation has been earned), unless such reduction is part of an across-the-board reduction of no more than 25% in maximum bonus or incentive compensation potential of all executive officers of the Company (and, if the Company is a Subsidiary of a publicly traded corporation, all executive officers of such publicly traded corporation);

(d)	except as required by law, the failure by the Company to continue to provide to you employee benefits substantially equivalent, in the aggregate, to those enjoyed by you under the qualified and nonqualified employee benefit and welfare plans of the Company, including, without limitation, the savings, retirement, pension, insurance, medical, dental, health and disability plans, in which you were eligible to participate immediately prior to the Change in Control, or the failure by the Company to provide you with the number of paid vacation days to which you were entitled under the Company’s vacation policy immediately prior to the Change in Control;

(e)	a failure by the Company to continue in effect any stock option or other equity-based in which you participate immediately prior to the Change in Control, unless you are afforded the opportunity to participate in a substantially equivalent
Exhibit C – Page 1

alternative compensation arrangement (embodied in an ongoing substitute or alternative plan), or a failure by the Company to continue your participation in any such plan on substantially the same basis, both in terms of the amount of benefits provided and the level of such your participation relative to other participants, as existed immediately prior to the Change in Control;

(f)	the Company’s requiring you to be based at any office or location that is more than 35 miles from your principal work location and residence immediately prior to the Change in Control; or

(g)	the Company’s requiring you to travel on Company business to an extent substantially more burdensome than your travel obligations immediately prior to the Change in Control.
     Notwithstanding anything to the contrary set forth above, no event or condition described above shall constitute Specified Reason unless (i) you, within 120 days after the occurrence of such event or condition, give the Company written notice specifying in reasonable detail the event or condition which you believe give rise to Specified Reason, (ii) within 30 days after the Company’s receipt of such notice (the “Cure Period”), the Company fails to correct or remedy such event or condition, and (iii) you resign your employment with the Company not more than 120 days following expiration of the Cure Period.
     For this purposes of this Exhibit C, (i) “long term disability” means you are entitled to receive benefits from the Company’s Long-Term Disability Plan or another long term disability plan sponsored by the Company, and (ii) “Retirement” means your retirement in accordance with any retirement policy generally applicable to the Company’s salaried employees, as in effect immediately prior to the Change in Control, or any written retirement arrangement established by the Company and you as in effect immediately prior to the Change in Control.
Exhibit C – Page 2